As filed with the Securities and Exchange Commission on October 30, 2007

___________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 30, 2007

Commission File Number 1-12043

OPPENHEIMER HOLDINGS INC.

Ontario, Canada                                                98-0080034

(State of incorporation)            (IRS employer identification number)

PO Box 2015, Suite 1110

20 Eglinton Avenue West

Toronto Ontario Canada   M4R 1K8

(Address of principal executive offices) (Zip code)

(416) 322-1515

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

ITEM 8.01. Other Events.

The Financial Industry Regulatory Authority (“FINRA”) today  issued an order (the “Settlement Order”) accepting a settlement of the previously reported disciplinary proceeding brought against the Company’s main operating subsidiary Oppenheimer & Co. Inc. (“Oppenheimer”) and Oppenheimer’s Chairman and CEO Albert G. Lowenthal.  The disciplinary proceeding related to issues associated with Oppenheimer’s response to an industry-wide mutual fund breakpoint survey.  Pursuant to the Settlement Order, all charges brought against Mr. Lowenthal were dismissed in their entirety.

In addition, pursuant to the Settlement Order  Oppenheimer, without admitting or denying the allegations of the disciplinary proceeding, agreed to a censure, the payment of a  fine in the amount of  $1 million and agreed to undertake (i) to engage an independent consultant to evaluate its policies, systems and procedures for responding to information requests from regulators and  (ii) to conduct and report the results of internal audits of its processes for intake, assignment and responses to regulatory inquiries to FINRA quarterly for the next six quarters.

As previously reported, the Company had set aside sufficient amounts to fully reserve for this matter.

As previously disclosed, the Company has returned to customers approximately $800,000 in breakpoint credits and revised and enhanced procedures for determining applicable breakpoints. All amounts due to customers have been refunded.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01.  Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Oppenheimer Holdings Inc.

Date: October 30, 2007 By: "E.K. Roberts" --------------------------------- E.K. Roberts President and Treasurer (Duly Authorized Officer and Principal Financial Officer)